Exhibit 21.1

Subsidiaries of Four Corners Property Trust, Inc. (a Maryland corporation)

Name of Subsidiary	Jurisdiction of Incorporation/Formation

Four Corners GP, LLC	Delaware
FCPT TRS, LLC	Delaware
FCPT OP Holdings, LP	Delaware
Four Corners Operating Partnership, LP	Delaware
Kerrow Holdings, LLC	Texas
Kerrow Restaurants, LLC	Texas
FCPT Garden Properties, LLC	Delaware
FCPT Hospitality Properties, LLC	Delaware
FCPT International Drive, LLC	Delaware
FCPT Keystone Properties 11, LLC	Delaware
FCPT Keystone Properties, LLC	Delaware
FCPT PA Hospitality Properties 11, LLC	Delaware
FCPT PA Hospitality Properties, LLC	Delaware
FCPT Remington Properties, LLC	Delaware
FCPT Restaurant Properties, LLC	Delaware
FCPT Sunshine Properties, LLC	Delaware
FCPT SW Properties, LLC	Delaware
FCPT Acquisitions, LLC	Delaware
FCPT Holdings, LLC	Delaware
FC Vacant, LLC	Delaware